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                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                             David A. Bowers
5430 LBJ Freeway, Suite 1700                         President & CEO
Dallas, Texas 75240                                  Tel. 864-286-1122

                          COMPX REPORTS SECOND QUARTER
                             2003 OPERATING RESULTS

Dallas, TEXAS ... August 4, 2003 ... CompX International Inc. (NYSE: CIX) announced today net sales for the second quarter of 2003 of $49.7 million and net income of $300,000, compared to net sales of $51.0 million and net income of $800,000 for the comparable 2002 period. Second quarter 2003 net income per diluted share was $0.02 as compared to $0.05 second quarter 2002 net income per diluted share.

CompX's results in the second quarter 2003 as compared to the second quarter of 2002 were impacted by fluctuations in currency exchange rates which favorably impacted net sales by $1.9 million, but negatively impacted operating income by $1.3 million ($0.05 per diluted share, net of income tax benefit). The impact on net sales is primarily due to relative changes in the U.S. dollar exchange rate to both the euro and the Canadian dollar. The impact on operating income is primarily due to the effect of relative changes in the exchange rate between the U.S. dollar and the Canadian dollar on the Company's Canadian operations, where the majority of net sales are denominated in U.S. dollars while the majority of expenses are denominated in Canadian dollars.

Net sales for the six-month period ended June 30, 2003 were $100.7 million compared to $99.6 million for the first six months of the previous year. Net income for the six-month period was $900,000, or $0.06 per diluted share, compared to $2.2 million, or $0.14 per diluted share for the same period in 2002.

The fluctuations in currency exchange rates discussed above favorably affected net sales by $3.6 million in the six-month period ending June 30, 2003 as compared to the same period in 2002, but negatively impacted operating income by $1.9 million ($0.07 per diluted share, net of income tax benefit).

"The substantial completion of the plant consolidation in Kitchener, Ontario, Canada, during the second quarter of 2003 marked another important step forward for the Company in addressing the ongoing soft demand conditions in our key markets through improved operating efficiency," commented David A. Bowers, President & CEO. "The retooled Byron Center facility, which was completed in January, continues to achieve improved operating results in relation to the comparable prior year period as well as in comparison to the previous quarter. Completion of these two cost improvement initiatives facilitates the Company's ability to address future North American precision slide and ergonomic product opportunities."

The CompX Security Products segment experienced a 2% decrease in net sales in the second quarter of 2003 to $18.8 million compared to the same quarter last year; however, operating income increased by 4% to $2.5 million primarily due to efforts to improve manufacturing efficiencies that have resulted in reductions in manufacturing costs for this segment. Operating income was 13.1% of net sales for the second quarter of 2003 which compares favorably to operating income of 12.3% of net sales for the comparable prior period. Net sales on a year-to-date basis for the security products segment are down slightly from the prior year to $37.3 million however operating profit as a percentage of net sales increased to 12.6% compared to 12% for the same period in 2002.

Net sales for the CompX Waterloo/Regout segment in the second quarter of 2003 decreased 2.7% in comparison to the prior year. Excluding the impact of the change in currency exchange rates from the second quarter of 2002, net sales declined 8.8%. Net sales on a year-to-date basis increased slightly to $63.5 million. However, excluding the impact of the change in currency exchange rates from the same period in 2002, net sales declined 3.7%. The net sales decreases compared to the prior year periods are primarily attributable to decreases in precision slide and ergonomic product shipments to office furniture manufacturers. The declines in sales are consistent with the report of the Business and Institutional Furniture Manufacturer's Association (BIFMA), which indicated that North American office furniture shipments were down 8.5% for the first five months of 2003. The operating loss for this segment of $1.6 million for the second quarter of 2003 reflects the negative impact of the previously mentioned $1.3 million currency exchange rate fluctuation as well as by relative changes in product mix, lower European operating results and plant consolidation costs. Year-to-date operating loss for this segment was $2.0 million, which reflects the negative impact of the previously mentioned $1.9 million currency exchange rate fluctuation as well as by relative changes in product mix, a decline in the European operating results and plant consolidation costs.

Mr. Bowers continued, "Results of our European Thomas Regout operations continue to be adversely impacted by the recent significant downturn in the European office furniture market. In response, a strategic review has been initiated to evaluate alternatives for rationalizing these operations. This analysis, which is expected to be completed by the end of the third quarter of 2003, may result in charges for asset impairment, including goodwill, and other restructuring charges during the second half of 2003."

He concluded, "We are encouraged by the continuing strength in our security products segment, even though in the current economic environment, significant challenges remain in the markets we serve. We are confident that the investments being made to address capacity and cost issues in the North American precision ball bearing slide area, the continued development of our Taiwan slide production capability, as well as the introduction of new products to strengthen our ergonomic product offering are appropriate measures to address the current market environment and provide flexibility for the future. Throughout the past three years of market difficulty, our balance sheet has enabled spending on growth and profitability improvement initiatives and continues to provide us with the ability to take advantage of new business opportunities as they arise."

Cash provided by operating activities improved to $8.4 million for the first six months compared to $7.8 million in the same period in the prior year. The improvement in cash provided by operating activities was primarily due to efficient management of working capital. Capital expenditures decreased from $7.5 million in 2002 to $4.2 million in 2003. The 2002 capital spending was higher than 2003 primarily due to the purchase of equipment to increase manufacturing capacity in response to specific customer contracts. The Company's cash position remains strong totaling $13.6 million as of June 30, 2003 compared to $11.1 million as of June 30, 2002. During the quarter ended June 30, 2003, the Company reduced its revolving bank debt by $2.0 million.

CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, negotiations with employee and government groups relating to employee severance and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF INCOME (In millions, except per share amounts) (Unaudited)


                                                Three months ended                Six months ended

                                                     June 30,                         June 30,

                                                2002             2003            2002           2003
                                              ------------------------        ------------------------



Net sales                                     $  51.0          $  49.7        $   99.6        $ 100.7

Cost of goods sold                               41.3             41.8            80.1           84.0
                                              ------------------------        -----------------------

Gross profit                                      9.7              7.9            19.5           16.7

Selling, general and administrative               7.1              7.1            14.3           14.0
                                              ------------------------        -----------------------

Operating income                                  2.6              0.8             5.2            2.7

Interest expense                                 (0.7)            (0.3)           (1.3)          (0.6)

Other expense                                    (0.4)             -              (0.2)          (0.5)
                                              ------------------------        ------------------------

Income before income taxes                        1.5              0.5             3.7            1.6

Income tax expense                                0.7              0.2             1.5            0.7
                                              ------------------------        -----------------------

Net income                                    $   0.8          $   0.3        $    2.2        $   0.9
                                              ========================        =======================


Net income per diluted
  common share                                $  0.05          $  0.02        $   0.14        $  0.06
                                              ========================        =======================

Weighted average diluted common
  shares outstanding                             15.1             15.1            15.2           15.1
                                              ========================        =======================

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)


                                                            December 31,          June 30,
                                                                2002                2003
                                                         -----------------     --------------
                        Assets                                                 (Unaudited)

Current assets:

   Cash and equivalents                                     $      12.4          $      13.6

   Accounts receivable, net                                        22.9                 24.4

   Inventories                                                     28.9                 30.6

   Prepaid expenses and other                                       7.1                  7.2
                                                            -----------          -----------

     Total current assets                                          71.3                 75.8

Net property and equipment                                         85.2                 87.0

Intangibles                                                        42.9                 44.0

Other assets                                                        0.7                  0.4
                                                            -----------          -----------

       Total assets                                         $     200.1          $     207.2
                                                            ===========          ===========



         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities                 $      21.3          $      22.9

   Accrued income taxes and other                                   0.8                  1.0
                                                            -----------          -----------

     Total current liabilities                                     22.1                 23.9

Long-term debt                                                     31.0                 30.0

Other non-current liabilities                                       5.0                  3.8

Stockholders' equity                                              142.0                149.5
                                                            -----------          -----------

       Total liabilities and stockholders' equity           $     200.1          $     207.2
                                                            ===========          ===========